Exhibit 10.12

EXECUTION VERSION

MANAGEMENT ADVISORY AGREEMENT

This Management Advisory Agreement (this “Agreement”) is entered into as of the 10th day of June, 2005 by and between PTHR Holdings, Inc., a Delaware corporation (“Holdings”), Panther II Transportation, Inc., an Ohio corporation (the “Company”) and Fenway Partners, Inc., a Delaware corporation (“Fenway”).

Whereas, Fenway has provided advisory and other services to Holdings and the Company in connection with the acquisition by funds affiliated with Fenway (the “Fenway Funds”) of the Company (the “Acquisition”), the senior secured financing (the “Senior Financing”) being provided for the Acquisition pursuant to a Credit Agreement dated on or about the date hereof by Antares Capital Corporation as lead arranger, syndication agent and administrative agent and the lending institutions from time to time party thereto;

Whereas, subject to the terms and conditions of this Agreement, Holdings and the Company desire to retain Fenway to provide certain management and advisory services to Holdings and the Company, and Fenway desires to provide such services;

Now, therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Fenway hereby agrees that, during the term of this Agreement specified in Section 3 hereof (the “Term”), it will:

a.	provide Holdings and the Company with financial, managerial and operational advice in connection with its day-to-day operations, including, without limitation: advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of Holdings and the Company; and

b.	provide Holdings and the Company with advice in connection with the negotiation and consummation of recapitalizations, restructurings, financings, refinancings, mergers, acquisitions, consolidations and dispositions (including without limitation the sale of all or a substantial portion of the assets or equity of Holdings, the Company and/or any of their direct or indirect subsidiaries (collectively, the “Subsidiaries”)), however structured (any such transaction, a “Significant Transaction”).

Fenway shall devote such time and effort to the performance of the services contemplated hereby as Fenway deems reasonably necessary or appropriate; provided, however, that this Agreement shall not require Fenway to devote any minimum number of hours to the performance of such services on a weekly, monthly, annual or other basis. Holdings and the Company each understand and acknowledge that Fenway’s services are not exclusive and that Fenway will render similar services to other persons and entities. Fenway, Holdings and the Company each understand and acknowledge that Holdings and the Company may from time to time engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by Fenway under this Agreement. In providing the services specified in this Agreement, Fenway will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that neither party has the right or ability to contract for or on behalf of the other party or to effect any transaction for the account of the other. It is expressly agreed that the services to be performed hereunder shall not include the full or part-time employment by any of Holdings, the Company or their Subsidiaries of any employee of Fenway or any of its affiliates, in each case, for which Fenway and/or such affiliate shall be entitled to receive additional consideration.

2. Payment of Fees. The Company hereby agrees to:

a.	on the date hereof, pay to Fenway (or its designee) a fee in the amount of $2,130,000 in connection with the structuring of the Acquisition and the Senior Financing, together with reimbursement of

Fenway’s expenses incurred in connection therewith or otherwise on behalf of Holdings and the Company through the closing date of the Acquisition;

b.	during the Term, pay to Fenway (or its designee) management fees as follows (subject to adjustment as provided below): for each fiscal year ending from and after the date hereof, an amount equal to the greater of (i) $1,500,000 and (ii) 5.0% of EBITDA for the immediately preceding fiscal year, subject to Section 2(e) hereof, or such other amount (or formula) as may be mutually agreed between Holdings, the Company and Fenway, in each case in exchange for the services provided to Holdings and the Company by Fenway as described in Section 1(a) of this Agreement, such fees being payable by Holdings and the Company in equal installments quarterly in advance on the first day of the first fiscal quarter of the Company following the closing (each a “Payment Date”), the first such payment to be made on the date hereof (which such payment shall be in an amount equal to the management fee that would be payable in respect of the current fiscal quarter pursuant to this Section 2(b) if this Agreement were in effect on the applicable Payment Date (reduced pro rata by multiplying such management fee by a fraction, the numerator of which is the number of days that will elapse from the date hereof to and including the last day of the current fiscal quarter and the denominator of which is the number of days in the current fiscal quarter); provided however, that the management fee payable in respect of the first fiscal quarter of any fiscal year of the Company shall be $375,000, with the management fee payable in respect of the immediately following fiscal quarter to include, in addition to the management fee in respect of such fiscal quarter, an amount equal to the excess, if any, of (x) the amount payable in respect of each fiscal quarter of such fiscal year determined on the basis of the annual management fee amount applicable to such fiscal year over (y) $375,000;

c.	during the Term, in exchange for the services provided to Holdings and the Company in connection with each Significant Transaction as described in Section 1(b) of this Agreement, pay to Fenway (or its designee) a fee in an amount customarily charged by Fenway in connection with transactions of similar type and size; provided, however, that in each case such fee shall not exceed the greater of (i) $1,000,000 and (ii) 1.5% of the aggregate transaction value of such Significant Transaction (including the aggregate amount of all liabilities assumed in connection therewith), together with reimbursement of Fenway’s expenses incurred in connection with such transaction or otherwise on behalf of Holdings and the Company, through the closing date of such transaction, such fees and expenses being payable by the Company at the closing of such transaction;

d.	in the event of an acquisition of another business (whether by stock or asset purchase, merger or otherwise), the amount specified in clause (i) of Section 2(b) above shall be increased to an amount determined by multiplying (i) such amount specified in clause (i) of Section 2(b) as then in effect by (ii) the quotient obtained by dividing (x) the sum of (A) the total financing raised by the Company, Holdings and their subsidiaries in connection with such acquisition and (B) the total financing raised by the Company, Holdings and their subsidiaries in connection with all prior acquisitions, including but not limited to the Acquisition (the aggregate amount of the prior financings referred to in clause (B), the “Prior Financing Amount”) by (y) the Prior Financing Amount.

e.	Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to such account(s) as Fenway may specify to the Company in writing prior to such payment. The Company may, with the consent of Fenway, delegate to Holdings, and in such event Holdings shall assume, the obligation to pay any amounts payable pursuant to Sections 2(c) and 4(a) in connection with any particular Significant Transaction. For purposes of this Agreement, “EBITDA” shall have the meaning ascribed to such term in the Senior Financing documentation, as the same may be amended, modified, supplemented or replaced; provided, however, that for purposes of determining the amount of management fees for any fiscal year, EBITDA may be adjusted upward by mutual agreement of Fenway, Holdings and the Company to reflect the projected financial performance of the Company and its direct and indirect subsidiaries for such fiscal year.

f.	Notwithstanding the foregoing provisions of this section 2, any fees specified in this Section 2 shall not be paid, but shall accrue (together with interest thereon at rate of 8% per annum, compounded quarterly, for the period from the date upon which payment would otherwise be due to the date upon which payment is finally made), if and for so long as the payment thereof would constitute a payment default under any agreement, instrument or other document relating to indebtedness for borrowed money of the Company having an aggregate outstanding principal amount in excess of $5,000,000.

3. Term. This Agreement shall continue in full force and effect, unless and until terminated by mutual consent of the parties, for a minimum of ten years; and thereafter shall remain in full force and effect on a year to year basis unless Holdings or Fenway provides written notice of its desire to terminate this Agreement to the other party at least 90 days prior to the expiration of such initial ten year term or any extension thereof; provided, however, that:

a.	either party may terminate this Agreement following a material breach of the terms of this Agreement by the other party hereto and a failure to cure such breach within 30 days following written notice thereof;

b.	each of (i) the obligations of the Company under Section 4(a) below, (ii) any and all accrued and unpaid obligations of the Company owed under Section 2 above and (iii) the provisions of Sections 4(b), 7 and 11 below shall survive any termination of this Agreement to the maximum extent permitted under applicable law; and

c.	Holdings may terminate this Agreement upon the consummation of any public offering of equity securities of the Company or any of its direct or indirect subsidiaries; provided, however, that in the event this Agreement is terminated in accordance with this Section 3(c), the Company hereby agrees to pay to Fenway a cash lump-sum termination fee equal to the net present value of the fees that would have been payable to Fenway (but for the termination hereof) pursuant to Section 2(b) hereof for the remainder of the initial term of this Agreement or any extension thereof, if applicable, pursuant to this Section 3 (assuming for purposes of this Section 3(c) that this Agreement was not otherwise terminated in accordance with Section 3(a) hereof), calculated (i) assuming that such fees would have been payable throughout such period at the rate specified in Section 2(b) as in effect on the date of such termination and (ii) using a discount rate equal to the ten-year treasury rate on the date of such termination. Such termination fee shall be payable by wire transfer of immediately available funds within ten (10) days after the date of termination to an account specified by Fenway.

4. Expenses; Indemnification.

a.	Expenses. Whether or not the Acquisition or any of the other transactions contemplated by this Agreement or any other agreement executed in connection herewith are consummated, the Company agrees to pay on demand all expenses incurred by Fenway and the Fenway Funds (i) in connection with the preparation, negotiation and execution of this Agreement and any other agreement executed in connection herewith or in connection with the Acquisition, the Senior Financing or the consummation of the other transactions contemplated hereby or thereby (and any and all amendments, modifications, restructurings, waivers and exercises and preservations of rights and remedies hereunder or thereunder), (ii) relating to the operations of, or services provided by Fenway to, Holdings, the Company, or their Subsidiaries or affiliates from time to time or (iii) otherwise in any way relating to or arising out of Holdings, the Company or the Fenway Funds’ investment in Holdings, including but not limited to:

i.	the fees and disbursements of: Ropes & Gray LLP, Ernst & Young any other consultants or advisors retained by Fenway, the Fenway Funds or either of the parties identified above in connection with the services to be provided hereunder; and

ii.	all out-of-pocket expenses incurred by Fenway in connection with its provision of services hereunder and its representatives’ attendance at any meeting of the board of directors (or any committee thereof) of Holdings, the Company or any of their Subsidiaries.

b.	Indemnity. Holdings and the Company hereby agree to indemnify, exonerate and hold each of Fenway, the Fenway Funds, and each of their respective partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or in any way relating to (i) this Agreement, the Acquisition, the Senior Financing, the Fenway Funds’ investment in Holdings and all transactions related to the foregoing or (ii) the operations of, or services provided by Fenway to, Holdings, the Company or their Subsidiaries and affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of Holdings, the Company, any of their Subsidiaries or any of the accountants or other representatives, agents or affiliates of any of the foregoing) except for any such Indemnified Liabilities arising on account of such Indemnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, Holdings and the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities as is permissible under applicable law.

5. Assignment, etc. None of the parties shall have the right to assign this Agreement; provided, however, that notwithstanding the foregoing prohibition, (a) Fenway may assign all or part of its rights and obligations hereunder to any affiliate of Fenway which provides services similar to those called for by this Agreement, in which event Fenway shall be released of all of its rights and obligations hereunder, and (b) the provisions hereof for the benefit of the Fenway Funds shall inure to the benefit of their successors and assigns.

6. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each of Fenway, Holdings and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

7. Miscellaneous.

a.	Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

b.

Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York. Each of the parties hereto by execution hereof(i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 9 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 9 does not constitute good and sufficient service of process. The provisions of this Section 7(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

c.	Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 7(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

8. Merger/Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

9. Notice. All notices, demands, and communications of any kind which any party may require or desire to serve upon any other party under this Agreement shall be in writing and shall be served upon such other party and such other party’s copied persons as specified below by personal delivery to the address set forth for it below or to such other address as such party shall have specified by notice to each other party or by mailing a copy thereof by certified or registered mail, or by Federal Express or any other reputable overnight courier service, postage prepaid, with return receipt requested, addressed to such party and copied persons at such addresses. In the case of service by personal delivery, it shall be deemed complete on the first business day after the date of actual delivery to such address. In case of service by mail or by overnight courier, it shall be deemed complete, whether or not received, on the third day after the date of mailing as shown by the registered or certified mail receipt or courier service receipt. Notwithstanding the foregoing, notice to any party or copied person of change of address shall be deemed complete only upon actual receipt by an officer or agent of such party or copied person.

If to Holdings or the Company, to it at:

Panther II Transportation, Inc.

4920 Panther Parkway

Seville, Ohio 44273

Attention: Daniel K. Sokolowski

With a copy (which shall not constitute notice) to:

Fenway Partners, Inc.

152 West 57th Street

New York, New York 10019

Attention: Timothy Mayhew and Marc Kramer

And:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: C. Todd Boes

If to Fenway, to it at:

Fenway Partners, Inc.

152 West 57th Street

New York, New York 10019

Attention: Timothy Mayhew and Marc Kramer

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: C. Todd Boes

10. Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

11. Disclaimer and Limitation of Liability.

a.	Disclaimer. Fenway makes no representations or warranties, express or implied, in respect of the services to be provided by it hereunder.

b.	Standard of Care. In no event shall Fenway or any other Indemnitee be liable to Holdings, the Company or any of their Subsidiaries or affiliates for (i) any act, alleged act, omission or alleged omission on the part of Fenway or such Indemnitee that does not constitute gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by Fenway hereunder.

c.	Freedom to Pursue Opportunities, Etc. In anticipation that Holdings, the Company, their Subsidiaries and Fenway (or one or more affiliates, associated investment funds or portfolio companies of Fenway) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this clause (c) are set forth to regulate, define and guide the conduct of certain affairs of Holdings, the Company and their Subsidiaries as they may involve Fenway. Except as Fenway may otherwise agree in writing after the date hereof:

i.	Fenway and each of its officers, directors, employees, partners, affiliates and associated entities shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as Holdings, the Company or any of their Subsidiaries, including those competing with Holdings, the Company or any of their Subsidiaries, and (B) do business with any client or customer of Holdings, the Company or any of their Subsidiaries;

ii.	Neither Fenway nor any officer, director, employee, partner, affiliate or associated entity of Fenway shall be liable to Holdings, the Company or any of their Subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and

iii.	In the event that Fenway acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Holdings, the Company, their Subsidiaries or any other person, Fenway shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to Holdings, the Company or any of their Subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to Holdings, the Company or any of their Subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that Fenway directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to Holdings, the Company or any of their Subsidiaries.

12. Confidentiality. Holdings and the Company agree that, at the request of Fenway, they will not disclose any confidential information provided to Holdings and/or the Company by Fenway in connection with a potential acquisition, investment or similar transaction, and will agree to be bound by any confidentiality agreement entered into by Fenway in respect of such confidential information.

13. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

[Management Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

HOLDINGS:	PTHR HOLDINGS, INC.

	By	/s/ TIMOTHY MAYHEW
	Title:	President

THE COMPANY:	PANTHER II TRANSPORTATION, INC.

By
Title:

FENWAY:	FENWAY PARTNERS, INC.

	By	/s/ W. GREGG SMART

[Management Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

HOLDINGS:	PTHR HOLDINGS, INC.

By
Title:

THE COMPANY:	PANTHER II TRANSPORTATION, INC.

	By	/s/ DANIEL SOKOLOWSKI
	Title:	Daniel Sokolowski President

FENWAY:	FENWAY PARTNERS, INC.

By

[Management Agreement]